Exhibit 10.1

Non-Employee Director Compensation Program

Effective May 24, 2018, the TransEnterix, Inc. Non-Employee Director Compensation Program is:

Annual Retainer for each Non- employee Board Member (1)	Additional Retainer for Committee Chairs			Additional Retainer for Lead Director	Additional Retainer for Committee Members			Annual Equity Award (1)(2)(3)
$40,000	Audit Compensation N&CG	$ $ $	20,000 13,000 10,000	$40,000	Audit Compensation N&CG	$ $ $	9,000 6,000 5,000	50/50 stock options and Restricted Stock Units with a grant date value of approximately $90,000

(1)	Each non-employee director can elect to receive the annual cash compensation in stock. Each non-employee director can also elect not to receive the cash and/or stock compensation.
(2)	The vesting schedule is 25% of the stock option award quarterly on July 1, October 1, January 1 and April 1 following the date of grant. For the restricted stock units, the units remain subject to forfeiture until the first anniversary of the date of grant or, if earlier, the date of the next annual meeting of stockholders.
(3)	Each annual equity award will be for no more than 90,000 shares of common stock.